Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Elbit Systems Ltd. on Forms S-8 (File

Nos. 333-13784 and 333-139512) of our report dated March 6, 2008, with respect to the consolidated balance sheet of Talla-Com, Tallahassee Communications Industries, Inc., as of December 31, 2007 and April 29, 2007 and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the two-year period ended December 31, 2007, and for the period April 30, 2007 to December 31, 2007, which report is included in the Annual Report of Elbit Systems Ltd. on Form 20-F for the year ended December 31, 2009.

By:	/s/ Hoberman, Miller, Goldstein & Lesser, CPA’s, P.C.
Hoberman, Miller, Goldstein & Lesser, CPA’s, P.C.

New York, New York

March 7, 2010